Exhibit 4.1

AMERIPRISE FINANCIAL

2005 INCENTIVE COMPENSATION PLAN

(As Adopted September 30, 2005)

1.	Purpose of the Plan

This Ameriprise Financial 2005 Stock Incentive Plan is intended to promote the interests of the Company and its shareholders by providing the employees and independent contractors of the Company and eligible non-employee directors of Ameriprise Financial, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The Plan is designed to meet this intent by providing such employees, independent contractors and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2.	Definitions

As used in the Plan or in any instrument governing the terms of any Incentive Award, the following definitions apply to the terms indicated below:

(a)        “Ameriprise Financial” means Ameriprise Financial, Inc., a Delaware corporation and any successor thereto.

(b)	“Board of Directors” means the Board of Directors of Ameriprise Financial.
(c)	“Cash Incentive Award” means an award granted pursuant to Section 8 of the Plan.

(d)        “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(e)        “Committee” means the Compensation and Benefits Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(f)         “Common Stock” means Ameriprise Financial’s Common Stock, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 10 of the Plan.

(g)	“Company” means Ameriprise Financial and all of its Subsidiaries, collectively.

(h)            “Covered Employee” means a Participant who at the time of reference is a “covered employee” as defined in Section 162(m) of the Code.

(i)             “Deferred Compensation Plan” means the Ameriprise Financial Deferred Compensation Plan, Ameriprise Financial Deferred Share Plan for Outside Directors, Ameriprise Financial Deferred Equity Program for Independent Financial Advisors or any other plan, agreement or arrangement maintained by the Company from time to time that is established or maintained under this Plan and that provides opportunities for deferral of compensation.

(j)             “Director” means a member of the Board of Directors who is not at the time of reference an employee of the Company.

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)             “Fair Market Value” means, with respect to a share of Common Stock, as of the applicable date of determination (i) the average of the high and low sales prices on the immediately preceding business day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on the immediately preceding business day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion.

(m)          “Incentive Award” means one or more Stock Incentive Awards and Cash Incentive Awards, collectively.

(n)            “Incentive Pool” means an amount available to be paid to one or more Participants as Performance-Based Compensation, which amount is determined in accordance with Section 162(m) of the Code.

(o)            “Option” means a stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

(p)            “Other Stock-Based Award” means an award granted to a Participant pursuant to Section 7.

(q)            “Participant” means a Director, employee or independent contractor of the Company who is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and, following the death of any such Person, his successors, heirs, executors and administrators, as the case may be.

(r)            “Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

(s)            “Performance Measures” means such measures as are described in Section 9 on which performance goals are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.

(t)             “Performance Percentage” means the factor determined pursuant to a Performance Schedule that is to be applied to a Target Award or Incentive Pool and that reflects actual performance compared to the Performance Target.

(u)            “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation. Performance Periods may be overlapping.

(v)            “Performance Schedule” means a schedule or other objective method for determining the applicable Performance Percentage to be applied to each Target Award or Incentive Pool.

(w)          “Performance Target” means performance goals and objectives with respect to a Performance Period.

(x)            “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

(y)            “Plan” means this Ameriprise Financial 2005 Incentive Compensation Plan, as it may be amended from time to time.

(z)            “Related Employment” means the employment or performance of services by an individual for any Person other than the Company, provided, that (a) such employment or performance of services is undertaken by the individual at the request of the Company, (b) immediately prior to undertaking such employment or performance of services, the individual was employed by or performing services for the Company or was engaged in Related Employment as herein defined and (c) such employment or performance of services is in the best interests of the Company and is recognized by the Committee, in its discretion, as Related Employment.

(aa)	“Securities Act” means the Securities Act of 1933, as amended.

(bb)         “Stock Incentive Award” means an Option or Other Stock-Based Award granted pursuant to the terms of the Plan.

(cc)          “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

(dd)         “Substitution Awards” means Incentive Awards issued under the Plan in accordance with the terms of the Employee Benefits Agreement, by and between American

Express Company and Ameriprise Financial, dated as of September 30, 2005 (the “EBA”) in substitution of outstanding long-term incentive awards granted under the American Express Company 1998 Incentive Compensation Plan in connection with the Distribution (as defined in the EBA).

(ee)          “Target Award” means a Cash Incentive Award of a specific dollar amount or portion of an Incentive Pool, determined by the Committee, pursuant to Performance Measures as described in Section 9.

(ff)           “Voting Securities” means, at any time, Ameriprise Financial’s then outstanding voting securities.

3.	Stock Subject to the Plan and Limitations on Cash Incentive Awards
	(a)	Stock Subject to the Plan

The maximum number of shares of Common Stock that may be covered by Incentive Awards granted under the Plan shall not exceed 37,900,000 shares of Common Stock in the aggregate. Out of such aggregate, the maximum number of shares of Common Stock that may be covered by Options that are designated as “incentive stock options” within the meaning of Section 422 of the Code shall not exceed 5 million shares of Common Stock. The shares referred to in the preceding sentences of this paragraph shall in each case be subject to adjustment as provided in Section 10 and the following provisions of this Section 3. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, at the sole discretion of the Committee.

For purposes of the preceding paragraph, shares of Common Stock covered by Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan, and shares covered by Substitution Awards that are not counted as used pursuant to this Section 3 shall be available for use in connection with any other Incentive Awards. For purposes of clarification, in accordance with the preceding sentence if an Incentive Award is settled for cash or if shares of Common Stock are withheld to pay the exercise price of an Option or to satisfy any tax withholding requirement in connection with an Incentive Award, only the shares issued (if any), net of the shares withheld, will be deemed delivered for purposes of determining the number of shares of Common Stock that are available for delivery under the Plan. In addition, if shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. In addition, if shares of Common Stock owned by a Participant (or such Participant’s permitted transferees as described in the Plan) are tendered (either actually or through attestation) to the Company in payment of any obligation in connection with an Incentive Award, the number of shares tendered shall be added to the number of shares of Common Stock that are available for delivery under the Plan. In addition, if the Company uses cash received by the Company in payment of the exercise price or purchase price in connection with any Incentive Award granted pursuant to the Plan to repurchase shares of Common Stock from any Person, the shares so repurchased will be added to the aggregate number of shares available for delivery under the Plan. For purposes of the preceding sentence, shares of Common Stock repurchased by the Company shall be deemed to have been repurchased using such funds only to the extent that such funds have actually been previously received by the Company and that the Company promptly designates in its books and records that such repurchase was paid for with such funds. Shares of Common Stock covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) shall not count as used under the Plan for purposes of this Section 3.

(b)	Individual Award Limits

Subject to adjustment as provided in Section 10 and excluding Substitution Awards, the maximum number of shares of Common Stock that may be covered by Incentive Awards granted under the Plan to any single Participant in any calendar year shall not exceed 3 million shares. The amount payable to any Participant with respect to any calendar year for all Cash Incentive Awards for which the Performance Period is not longer than one year shall not exceed $15 million. The amount payable to any Participant with respect to any calendar year for all Cash Incentive Awards for which the Performance Period is longer than one year shall not exceed $10 million. For purposes of the preceding sentences, the phrase “amount payable with respect to any calendar year” means the amount of cash, or value of other property, required to be paid based on the achievement of applicable Performance Measures during a Performance Period that ends in a calendar year, disregarding any deferral pursuant to the terms of a Deferred Compensation Plan unless the terms of the deferral are intended to comply with the requirements for performance-based compensation under Section 162(m) of the Code.

4.	Administration of the Plan

The Plan shall be administered by a Committee of the Board of Directors consisting of two or more persons, each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3) and as “independent” within the meaning of any applicable stock exchange or similar regulatory authority. The Committee shall, consistent with the terms of the Plan, from time to time designate those employees and independent contractors of the Company who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof. In addition, the Committee may from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company) or employees of Ameriprise Financial to grant Incentive Awards to persons who are not “executive officers” of Ameriprise Financial (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitation as the Committee may specify. In addition, the Board of Directors may, consistent with the terms of the Plan, from time to time grant Incentive Awards to Directors.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Incentive Award (and any agreement evidencing any Incentive Award) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment and whether employment for any Person other than the Company shall constitute Related Employment for any purposes of the Plan. The employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. Decisions of the Committee shall be final, binding and conclusive on all parties.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award; provided, that the Committee shall not have any such authority to the extent that the grant of such authority would cause any tax to become due under Section 409A of the Code.

The Company shall pay any amount payable with respect to an Incentive Award in accordance with the terms of such Incentive Award, provided that the Committee may, in its discretion, defer the payment of amounts payable with respect to an Incentive Award subject to and in accordance with the terms of a Deferred Compensation Plan.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and Ameriprise Financial shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those employees and independent contractors of the Company and Directors whom the Committee shall select from time to time, including those key employees (including officers of

Ameriprise Financial, whether or not they are Directors) who are largely responsible for the management, growth and protection of the business of the Company. Each Incentive Award granted under the Plan shall be evidenced by an instrument in writing in form and substance approved by the Committee.

6.	Options

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a)	Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option is granted, except that this sentence shall not apply to Substitution Awards. The agreement evidencing the award of each Option shall clearly identify such Option as either an “incentive stock option” within the meaning of Section 422 of the Code or as not an incentive stock option.

(b)	Term and Exercise of Options

(1)            Each Option shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted; provided, however that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Option.

(2)            Each Option may be exercised in whole or in part; provided, however that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3)            An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.

(4)            Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however that the Committee may permit Options that are not incentive stock options to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine.

(c)	Effect of Termination of Employment or Other Relationship

The agreement evidencing the award of each Option shall specify the consequences with respect to such Option of the termination of the employment, service as a director or other relationship between the Company and the Participant holding the Option.

(d)	Special Rules for Incentive Stock Options

(1)            The aggregate Fair Market Value of shares of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of Ameriprise Financial or any of its “subsidiaries” (within the meaning of Section 424 of the Code) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such incentive stock option is granted. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such incentive stock options exceeds $100,000, then incentive stock options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged. In the absence of such regulations (and authority), or in the event such regulations (or authority) require or permit a designation of the Options which shall cease to constitute incentive stock options, incentive stock options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged.

(2) No incentive stock option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of Ameriprise Financial or any of its “subsidiaries” (within the meaning of Section 424 of the Code), unless (i) the exercise price of such incentive stock option is at least one hundred and ten percent of the Fair Market Value of a share of Common Stock at the time such incentive stock option is granted and (ii) such incentive stock option is not exercisable after the expiration of five years from the date such incentive stock option is granted.

7.	Other Stock-Based Awards

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, (iv) be designed to comply with applicable laws of jurisdictions other than the United States and (v) be designed to qualify as Performance-Based Compensation; provided, that each Other Stock-Based Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such award.

8.	Cash Incentive Awards

The Committee may grant Cash Incentive Awards with respect to any Performance Period, subject to the terms and conditions of the Plan. Cash Incentive Awards may be settled in cash or in other property, including shares of Common Stock, provided that the term “Cash Incentive Award” shall exclude any Option or Other Stock-Based Award. Cash Incentive Awards may be designed to qualify as Performance-Based Compensation. Without limiting the generality of the foregoing, a Cash Incentive Award may provide for Target Awards based on allocation among Participants of an Incentive Pool.

9.	Performance-Based Compensation
	(a)	Calculation

The amount payable with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation shall be determined in any manner permitted by Section 162(m) of the Code.

(b)	Discretionary Reduction

The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

(c)	Performance Measures

The performance goals upon which the payment or vesting of any Incentive Award (other than Options and stock appreciation rights) to a Covered Employee that is intended to qualify as Performance-Based Compensation depends shall relate to one or more of the following Performance Measures: (i) net income or operating net income (before or after taxes, interest, depreciation, amortization, and/or nonrecurring/unusual items), (ii) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales or other financial criteria, (iv) revenue or net sales, (v) gross profit or operating gross profit, (vi) cash flow, (vii) productivity or efficiency ratios, (viii) share price or total shareholder return, (ix) earnings per share, (x) budget and expense management, (xi) customer and product measures, including market share, high value client growth, and customer growth, (xii) working capital turnover and targets, (xiii) margins, and (xiv) economic value added or other value added measurements, in any such case (x) considered absolutely or relative to historic performance or relative to one or more other businesses and (y) determined for the Company or any business unit or division thereof.

Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) Performance Targets for such Performance Period, (b) Target Awards for each Participant, and (c) Performance Schedules for such Performance Period.

The measurement of any Performance Measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Any Performance Measure(s) may be used to measure the performance of the Company or a Subsidiary as a whole or any business unit of the Company or any Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

Nothing in this Section 9 is intended to limit the Committee’s discretion to adopt conditions with respect to any Incentive Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Measures. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation.

In the event that the requirements of Section 162(m) of the Code and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

10.	Adjustment Upon Certain Changes

(a) Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards to any individual Participant in any year shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other similar event or transaction, the Committee may, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares of Common Stock with respect to which Incentive Awards may be granted.

(b)	Increase or Decrease in Issued Shares Without Consideration

Subject to any required action by the shareholders of Ameriprise Financial, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee may, to the extent deemed appropriate by the Committee, adjust the number of shares of Common Stock subject to each outstanding Incentive Award and the exercise price per share of Common Stock of each such Incentive Award.

(c)	Certain Mergers

Subject to any required action by the shareholders of Ameriprise Financial, in the event that Ameriprise Financial shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of such surviving corporation, the Committee may, to the extent deemed appropriate by the Committee, adjust each Incentive Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such merger or consolidation.

(d)	Certain Other Transactions

In the event of (i) a dissolution or liquidation of Ameriprise Financial, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving Ameriprise Financial in which Ameriprise Financial is not the surviving corporation or (iv) a merger, consolidation or similar transaction involving Ameriprise Financial in which Ameriprise Financial is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its sole discretion, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Incentive Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, for each share of Common Stock subject to such Incentive Award equal to the value, as determined by the Committee in its reasonable discretion, of such Incentive Award, provided that with respect to any outstanding Option such value shall be equal to the excess of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option; or

(ii) provide for the exchange of each Incentive Award (whether or not then exercisable or vested) for an Incentive Award with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its reasonable discretion in the exercise price of the Incentive Award, or the number of shares or amount of property subject to the Incentive Award or, if appropriate, provide for a cash payment to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of the Incentive Award.

(e)	Other Changes

In the event of any change in the capitalization of Ameriprise Financial or corporate change other than those specifically referred to in paragraphs (b), (c) or (d), the Committee may make such adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in such other terms of such Incentive Awards as the Committee may consider appropriate.

(f)	Cash Incentive Awards

In the event of any transaction or event described in this Section 10, including without limitation any corporate change referred to in paragraph (e) hereof, the Committee may, in its sole discretion, make such adjustments in any Performance Schedule, Performance Target or Target Award, and in such other terms of any Cash Incentive Awards, as the Committee may consider appropriate in respect of such transaction or event, provided that such adjustment is consistent with the requirements of Section 162(m) of the Code and the regulations thereunder.

(g)	No Other Rights

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of Ameriprise Financial or any other corporation. Except as expressly provided in the Plan, no issuance by Ameriprise Financial of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Incentive Award.

(h)	Savings Clause

No provision of this Section 10 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

11.	Rights Under the Plan

No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Incentive Award granted pursuant to the Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 10 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued. Nothing in this Section 11 is intended, or should be construed, to limit authority of the

Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or from granting rights related to such dividends.

The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

12.	No Special Employment Rights; No Right to Incentive Award

(a) Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b) No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

13.	Securities Matters

(a)         Ameriprise Financial shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, Ameriprise Financial shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until Ameriprise Financial is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

(b)         The exercise of any Option granted hereunder shall only be effective at such time as counsel to Ameriprise Financial shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. Ameriprise Financial may, in its sole discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award pending or to ensure compliance under federal or state securities laws. Ameriprise Financial shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

14.	Withholding Taxes

(a)	Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Incentive Award, and whenever any amount shall become payable in respect of any Incentive Award, Ameriprise Financial shall have the right to require the Participant to remit to Ameriprise Financial in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise, grant, vesting or payment prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions or making of such payment. In addition, upon the exercise or settlement of any Incentive Award in cash, or any payment with respect to any Incentive Award, Ameriprise Financial shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, settlement or payment.

(b)	Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, the Participant may tender to Ameriprise Financial a number of shares of Common Stock that have been owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than the minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

(c)	Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, Ameriprise Financial shall withhold a number of such shares having a Fair Market Value at the exercise date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than the minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

15.	Amendment or Termination of the Plan

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No provision of this Section 15 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

16.	No Obligation to Exercise

The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award.

17.	Transfers Upon Death

Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind Ameriprise Financial unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

Any beneficiary designation made with respect to a Substitution Award under the American Express Company 1998 Incentive Compensation Plan shall remain in effect under this Plan unless and until a new beneficiary designation that by its terms supersedes such first beneficiary designation is made in accordance with the terms of this Plan.

18.	Expenses and Receipts

The expenses of the Plan shall be paid by Ameriprise Financial. Any proceeds received by Ameriprise Financial in connection with any Incentive Award will be used for general corporate purposes.

19.	Definition of Change in Control.

As used in any instrument governing the terms of any Incentive Award, the term “Change in Control” means the occurrence of any of the following:

(i)             Any Person becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act, a “Beneficial Owner”) of twenty-five percent or more of the combined voting power of Voting Securities; provided, however that a Change in Control shall not be deemed to occur by reason of an acquisition of Voting Securities by the Company or by an employee benefit plan (or a trust forming a part thereof) maintained by the Company; and provided, further that a Change in Control shall not be deemed to occur solely because any Person becomes the Beneficial Owner of twenty-five percent or more of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities deemed to be outstanding, increases the proportional number of shares Beneficially Owned by such Person, except that a Change in Control shall occur if a Change in Control would have occurred (but for the operation of this proviso) as a result of the acquisition of Voting Securities by the Company, and after such acquisition such Person becomes the Beneficial Owner of any additional Voting Securities following which such Person is the Beneficial Owner of twenty-five percent or more of the outstanding Voting Securities;

(ii)           The individuals who, as of September 30, 2005, are members of the Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board of Directors; provided, however that if the election or appointment, or nomination for election by Ameriprise Financial's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, thereafter be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii)	The consummation of:

(A)          A merger, consolidation, reorganization or similar transaction (any of the foregoing, a “Business Combination”) with or into Ameriprise Financial or in which securities of Ameriprise Financial are issued, unless such Business Combination is a Non-Control Transaction;

(B)	A complete liquidation or dissolution of the Company; or

(C)           The sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) to any Person other than the Company or an employee benefit plan (or a trust forming a part thereof) maintained by the Company or by a Person which, immediately thereafter, will have all its voting securities owned by the holders of the Voting Securities immediately prior thereto, in substantially the same proportions.

For purposes of the Plan, a “Non-Control Transaction” is a Business Combination involving Ameriprise Financial where:

(A)          the holders of Voting Securities immediately before such Business Combination own, directly or indirectly immediately following such Business Combination more than fifty percent of the combined voting power of the outstanding voting securities of the parent corporation resulting from, or issuing its voting securities as part of, such Business Combination (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such Business Combination by reason of their prior ownership of Voting Securities;

(B)           the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Business Combination constitute a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning a majority of the voting securities of the Surviving Corporation; and

(C)           no Person other than the Company or any employee benefit plan (or any trust forming a part thereof) maintained immediately prior to such Business Combination by the Company, is a Beneficial Owner of twenty-five percent or more of the combined voting power of the Surviving Corporation's voting securities outstanding immediately following such Business Combination.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any event or transaction to the extent that treating such event or transaction as a Change in Control would cause any tax to become due under Section 409A of the Code.

20.	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.

21.	Effective Date and Term of Plan

The Plan was adopted by the Board of Directors on September 30, 2005 subject to the approval of the Plan by the shareholders of Ameriprise Financial. No grants of Incentive Awards may be made under the Plan after September 30, 2015.